Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2011, with respect to the consolidated financial statements and schedule of Global Crossing Limited included in the Form 8-K of Level 3 Communications, Inc. filed with the Securities and Exchange Commission on May 20, 2011, and to the incorporation by reference in the Registration Statements of Level 3 Communications, Inc. (Form  S-8 No.’s 333-79533, 333-42465, 333-68447, 333-58691, 333-52697, 333-115472, and 333-115751, and Form S-3 No.’s 333-153644, 333-154976, 333-156709, 333-160493, and 333-162854).

/s/ Ernst & Young LLP
Iselin, New Jersey
May 20, 2011